                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]
--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                          Creative BioMolecules, Inc.
                (Name of Registrant as Specified In Its Charter)

                                       [ ]
    (Name of Person(s) Filing Proxy Statement; if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                          CREATIVE BIOMOLECULES, INC.

                                45 SOUTH STREET
                              HOPKINTON, MA 01748

DEAR STOCKHOLDER:

     We cordially invite you to attend our 1997 Annual Meeting of Stockholders commencing at 10:00 a.m. on Tuesday, May 20, 1997 at the Harvard Club of Boston, Main Clubhouse, 374 Commonwealth Avenue, Boston, Massachusetts. Please join us for a pre-meeting continental breakfast at 9:30 a.m.

     All holders of the Company's outstanding stock as of March 28, 1997 are entitled to vote at the Annual Meeting. At the Annual Meeting, three persons will be elected to the Board of Directors. The Company will also seek Stockholder approval of amendments to the Company's 1987 Stock Plan to increase the aggregate number of shares authorized for issuance thereunder and to extend the term of the Plan. The Board recommends the approval of this proposal. Such other business will be transacted as may properly come before the Annual Meeting.

     We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, you are urged to complete, sign, date and return the Proxy card promptly in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

                                          Sincerely,
                                          [Facsmile Signature]
                                          Michael M. Tarnow
                                          President and Chief Executive Officer

April 11, 1997

                          CREATIVE BIOMOLECULES, INC.
                                45 SOUTH STREET
                              HOPKINTON, MA 01748

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1997
                 TO STOCKHOLDERS OF CREATIVE BIOMOLECULES, INC:

     Notice is hereby given that the Annual Meeting of Stockholders of Creative BioMolecules, Inc. will be held at the Harvard Club of Boston, Main Clubhouse, 374 Commonwealth Avenue, Boston, Massachusetts on Tuesday, May 20, 1997 at 10:00 a.m. local time for the following purposes:

          1. To elect three nominees to the Board of Directors to serve until the 2000 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

          2. To consider and act upon a proposal to amend the Company's 1987 Stock Plan to increase the aggregate number of shares of Common Stock authorized for issuance thereunder and to extend the term of the Plan.

          3. To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

     Only stockholders of record at the close of business on March 28, 1997 will receive notice of the Meeting and be entitled to vote at the Meeting or any adjournment(s) thereof. The transfer books will not be closed.

     You are cordially invited to attend the Meeting in person if possible. Whether you plan to attend the Meeting or not, please fill out, sign and date the enclosed Proxy and return it in the envelope enclosed for this purpose. The Proxy is revocable by the person giving it at any time prior to the exercise thereof by written notice received by the Company, by delivery of a duly executed Proxy bearing a later date, or by attending the Meeting, revoking the Proxy in writing, and voting in person.

                                          By Order of the Board of Directors

                                          [Facsimile Signature]
                                          Wayne E. Mayhew III
                                          Secretary
April 11, 1997

                          CREATIVE BIOMOLECULES, INC.
                                45 SOUTH STREET
                              HOPKINTON, MA 01748

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1997

                              GENERAL INFORMATION

     Introduction. This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Creative BioMolecules, Inc., a Delaware corporation (the "Company"), of Proxies for use at the Annual Meeting of Stockholders of the Company to be held at the Harvard Club of Boston, Main Clubhouse, 374 Commonwealth Avenue, Boston, Massachusetts on Tuesday, May 20, 1997, at 10:00 a.m. and any adjournment(s) thereof (the "Meeting"). The enclosed form of Proxy and Annual Report to Stockholders for the fiscal year ended December 31, 1996, are being mailed to the Stockholders entitled to notice of and to vote at the Meeting on or about April 11, 1997. The Annual Report does not constitute any part of this Proxy Statement.

     Voting and Revocability of Proxies. Where the Stockholder specifies a choice on the Proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the three nominees for director named herein and FOR the proposal to amend the 1987 Stock Plan as described herein. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Meeting, revoking the Proxy in writing, and voting in person.

     Solicitation. The entire cost of this solicitation will be paid by the Company. The solicitation will be primarily by mail, but may also include telephone, facsimile or oral communication by directors, officers and employees of the Company who will receive no additional compensation for any such solicitation. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

     Quorum and Voting. Only stockholders of record of the Company's 32,972,893 shares of Common Stock outstanding as of the close of business on March 28, 1997, the record date, will be entitled to vote. Each share of Common Stock is entitled to one vote on all matters to be voted on at the Meeting or any adjournment(s) thereof. The presence of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote at the Meeting present, in person or by Proxy, is necessary to constitute a quorum at the Meeting. The vote required to approve each Proposal is set out at the end of that Proposal.

     Tabulation of Proxies. The shares represented by the proxies received will be voted as specified therein, or, if no specification is made, will be voted for each of the proposals. With respect to the tabulation of votes on any matter, abstentions are counted as votes against a proposal and broker non-votes have no effect on the vote.

     A PROXY CARD IS ENCLOSED FOR YOUR USE. YOU ARE URGED TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED PRE-ADDRESSED, POSTAGE PAID ENVELOPE.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 28, 1997, by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein, and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

                                                                             NUMBER        PERCENT
                                                                           OF SHARES       OF CLASS
                                                                          BENEFICIALLY   BENEFICIALLY
                NAME AND ADDRESS OF BENEFICIAL OWNER**                      OWNED(1)       OWNED(1)
----------------------------------------------------------------------    ------------   ------------
Entities associated with Patricof & Co. Ventures, Inc. or its
associate, Apax Partners & Co. Ventures Ltd.(2).......................       4,559,416       13.7%
  445 Park Avenue
  New York, NY 10022
Biotechnology Investments Limited(3)..................................       2,266,122        6.9
  St. Julian's Court
  St. Peter's Port
  Guernsey, Channel Islands
Amerindo Investment Advisors, Inc.(4).................................       2,265,000        6.9
  388 Market Street
  San Francisco, CA 94111
Entities associated with Domain Associates(5).........................       1,811,316        5.5
  One Palmer Square
  Princeton, NJ 08542
INVESCO Entities(6)...................................................       1,785,000        5.4
  11 Devonshire Square
  London, United Kingdom
Charles Cohen, Ph.D.(7)...............................................         739,956        2.2
Jeremy L. Curnock Cook(8).............................................       2,273,622        6.9
  5 Arrows House
  St. Swithin's Lane
  London, United Kingdom
Brian H. Dovey(9).....................................................       1,825,004        5.5
  One Palmer Square
  Princeton, NJ 08542
Martyn D. Greenacre(16)...............................................          10,000          *
Arthur J. Hale, M.D.(10)..............................................       3,962,311       11.9
  15 Portland Place
  London, United Kingdom
Suzanne Denbo Jaffe...................................................              --          *
Michael Rosenblatt, M.D.(16)..........................................          20,000          *
Michael M. Tarnow(11).................................................         400,000        1.2
James R. Tobin(12)....................................................           7,500          *
Ronald D. Johnson, Ph.D.(13)..........................................         140,997          *
Gregory F. Liposky(14)................................................          43,283          *
Wayne E. Mayhew III(15)...............................................         119,942          *
All directors and executive officers as a group (15 Persons)..........       9,542,615       27.4

---------------
   * Less than 1%

  ** Addresses are given for beneficial owners of more than 5% of the outstanding Common Stock only.

 (1) Applicable percentage of ownership is based on 32,929,308 shares of Common Stock outstanding as of February 28, 1997 together with applicable options or warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants which are currently exercisable or convertible or which will become exercisable or convertible within sixty (60) days after February 28, 1997 are deemed outstanding for computing the beneficial ownership of the person holding such option or warrant but are not outstanding for computing the beneficial ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Includes 331,134 shares (306,987 shares of Common Stock and 24,147 shares of Common Stock subject to a warrant) held by Banque Wormser Freres, Custodian for Apax CR IIA; 131,591 shares (121,913 shares of Common Stock and 9,678 shares of Common Stock subject to a warrant) held by Banque Wormser Freres, Custodian for Apax CR IIC; 197,785 shares of Common Stock held by Coutts & Co (Jersey) Limited, Custodian for APA Excelsior Venture Capital Holdings (Jersey) Ltd.; 764,994 shares of Common Stock held by Coutts & Co (Jersey) Limited, Custodian for Apax Ventures II, Ltd.; 778,498 shares (710,674 shares of Common Stock and 67,824 shares of Common Stock subject to a warrant) held by Apax Funds Nominees Ltd. "A" Account, Custodian for Apax Ventures III Trust; 954,060 shares (870,941 shares of Common Stock and 83,119 shares of Common Stock subject to a warrant) held by Apax Funds Nominees Ltd. "A" Account, Custodian for Apax Ventures III International Partners, L.P.; 487,206 shares (406,005 shares of Common Stock and 81,201 shares of Common Stock subject to a warrant) held by Apax Funds Nominees Ltd. "B" Account, Custodian for Apax Ventures IV Trust; 841,092 shares (700,910 shares of Common Stock and 140,182 shares of Common Stock subject to a warrant) held by Apax Funds Nominees Ltd. "B" Account, Custodian for Apax Ventures IV International Partners, L.P., and 73,056 shares (70,048 shares of Common Stock and 3,008 shares of Common Stock subject to a warrant) held by MMG Conseil (collectively "Entities associated with Patricof & Co. Ventures, Inc."). Alan Patricof is a director of Patricof & Co. Ventures, Inc., APA Partners, Apax Partners & Co. Ventures Ltd., Apax Venture Capital Management (Jersey) Limited, Apax Partners & Cie Gestion, which entities are the investment advisors or manager of the funds listed in this footnote, and he may be deemed to be the beneficial owner of 4,532,238 shares of Common Stock (after giving effect to the exercise of warrants). Dr. Hale, a director of the Company, is an associate of Patricof & Co. Ventures, Inc. and a partner and director of Apax Partners & Co. Ventures Ltd., the manager of or an advisor to the Entities associated with Apax Partners & Co. Ventures Ltd. Dr. Hale may be deemed to be the beneficial owner of 3,962,311 shares of Common Stock as described in Note 10 below. Dr. Hale disclaims beneficial ownership of shares associated with Apax Partners & Co. Ventures Ltd. and Patricof and Co. Ventures, Inc. Ronald Cohen is a director of Apax Partners & Co. Ventures Ltd., and he may be deemed to be the beneficial owner of 3,126,284 shares of Common Stock (after giving effect to the exercise of warrants). The address for Banque Wormser Freres, Custodian for Apax CR IIA, Apax CR IIC and MMG Conseil, is No. 45 Avenue Kleber, Paris, 75116 France; the address for Coutts & Co (Jersey) Limited, Custodian for APA Excelsior Venture Capital Holdings (Jersey) Ltd., and Apax Ventures II, Ltd., is 23/25 Broad Street, St. Helier, Jersey, Channel Islands, and the address for Apax Funds Nominees Ltd. "A" Account, Custodian for Apax Ventures III Trust and Apax Ventures III International Partners, L.P., and for Apax Funds Nominees Ltd. "B" Account, Custodian for Apax Ventures IV Trust and Apax Ventures IV International Partners, L.P., is 62 Green Street, London W14 4BA, United Kingdom. The address for Dr. Hale, Mr. Cohen and Apax Partners & Co. Ventures Ltd. is 15 Portland Place, London W1N 3AA, United Kingdom. The information in the chart and in this footnote, other than the percentage of class beneficially owned, is based solely on Amendment No. 8 to Schedule 13D dated February 5, 1997 and filed with the Securities and Exchange Commission and on information provided by counsel for the entities and persons listed in this footnote. See Note 10.

 (3) Includes 2,266,122 shares (2,165,538 shares of Common Stock and 100,584 shares of Common Stock subject to a warrant) beneficially owned by Biotechnology Investments Limited ("BIL"). Mr. Curnock Cook is a director of Rothschild Asset Management Limited, which is an advisor to BIL and to Rothschild Asset Management (C.I.) Limited, which is the manager of BIL. Mr. Curnock Cook is also a shareholder, but is not an officer or director, of BIL. Rothschild Asset Management (C.I.) Limited is a wholly-owned subsidiary of Rothschild Asset Management Limited. Mr. Curnock Cook disclaims beneficial ownership of the shares owned by BIL. The information in the chart and in this footnote, other than the percentage of class beneficially owned, is based solely on a Schedule 13D dated

     January 19, 1995 and filed with the Securities and Exchange Commission and on information provided to the Company by representatives of BIL. See Note 8.

 (4) Amerindo Investment Advisors, Inc. ("Amerindo") is considered the beneficial owner of an aggregate of 2,265,000 shares of Common Stock, which shares were purchased for certain advisory clients of Amerindo. The information in the chart and in this footnote, other than the percentage of class beneficially owned, is based solely on a Schedule 13G/A dated February 13, 1997 and filed with the Securities and Exchange Commission.

 (5) Includes 1,750,062 shares (1,458,385 shares of Common Stock and 291,677 shares of Common Stock subject to a warrant) held by Domain Partners III, L.P. and 61,254 shares (51,045 shares of Common Stock and 10,209 shares of Common Stock subject to a warrant) held by DP III Associates, L.P. (collectively "Entities associated with Domain Associates"). Mr. Dovey is a General Partner of Domain Associates and a General Partner of the general partner of the Entities associated with Domain Associates and may be deemed to be the beneficial owner of shares owned by the Entities associated with Domain Associates. The information in the chart and in this footnote, other than the percentage of class beneficially owned, is based solely on a
     Schedule 13D dated January 19, 1995 and filed with the Securities and Exchange Commission and on information provided to the Company by representatives of Domain Associates. See Note 9.

 (6) The following entities share voting and dispositive power as to 1,785,000 shares of Common Stock: INVESCO PLC, INVESCO North American Group, Ltd., INVESCO, Inc., INVESCO North American Holdings, Inc., and INVESCO Funds Group, Inc. INVESCO PLC holds the securities on behalf of the other entities named in this footnote, none of which has an interest in the securities in excess of 5% of the class of securities. The entities listed in this footnote disclaim beneficial ownership of the Common Stock. The information in the chart and in this footnote, other than the percentage of class beneficially owned, is based solely on a Schedule 13G dated February 14, 1997 and filed with the Securities and Exchange Commission.

 (7) Includes 298,163 shares of Common Stock owned directly by Dr. Cohen, 12,000 shares of Common Stock owned by Dr. Cohen's children, and 429,793 shares of Common Stock subject to options exercisable on February 28, 1997 or within 60 days thereafter.

 (8) Includes 7,500 shares of Common Stock subject to options exercisable on February 28, 1997 or within 60 days thereafter and 2,266,122 shares of Common Stock (after giving effect to the exercise of warrants) beneficially owned by BIL. Mr. Curnock Cook is also a shareholder, but is not an officer or director, of BIL. Rothschild Asset Management (C.I.) Limited is a wholly-owned subsidiary of Rothschild Asset Management Limited. Mr. Curnock Cook disclaims beneficial ownership of the shares owned by BIL. See Note 3.

 (9) Includes 1,188 shares of Common Stock owned directly by Mr. Dovey, 12,500 shares of Common Stock subject to options exercisable on February 28, 1997 or within 60 days thereafter and 1,811,316 shares of Common Stock (after giving effect to the exercise of warrants) held by Entities associated with Domain Associates. Mr. Dovey is a General Partner of Domain Associates and a General Partner of the general partner of the Entities associated with Domain Associates and may be deemed to be the beneficial owner of shares owned by the Entities associated with Domain Associates. Does not include 2,266,122 shares of Common Stock (after giving effect to the exercise of warrants) beneficially owned by BIL. Domain Associates is the U.S. venture capital advisor to BIL. Domain Associates has neither voting nor investment power over the shares owned by BIL and Mr. Dovey disclaims beneficial ownership of the shares owned by BIL. See Notes 3 and 5.

(10) Includes 112,061 shares of Common Stock owned directly by Dr. Hale, 11,900 shares of Common Stock owned by Dr. Hale's wife, 12,500 shares of Common Stock subject to options exercisable on February 28, 1997 or within 60 days thereafter, and 3,825,850 shares of Common Stock (after giving effect to the exercise of warrants) held by Coutts & Co (Jersey) Limited, Custodian for Apax Ventures II, Ltd., Apax Funds Nominees Ltd. "A" Account, Custodian for Apax Ventures III Trust, Apax Funds Nominees Ltd. "A" Account, Custodian for Apax Ventures III International Partners,

     L.P., Apax Funds Nominees Ltd. "B" Account, Custodian for Apax Ventures IV Trust and Apax Funds Nominees Ltd. "B" Account, Custodian for Apax Ventures IV International Partners, L.P. (collectively "Entities associated with Apax Partners & Co. Ventures Ltd."). Dr. Hale is an associate of Patricof & Co. Ventures, Inc., and a partner and director of Apax Partners & Co. Ventures Ltd., the manager of or an advisor to the Entities associated with Apax Partners & Co. Ventures Ltd. Dr. Hale disclaims beneficial ownership of the shares associated with the Entities associated with Apax Partners & Co. Ventures Ltd. and Patricof & Co. Ventures, Inc. See Note 2.

(11) Includes 20,000 shares of Common Stock and 380,000 shares of Common Stock subject to options exercisable on February 28, 1997 or within 60 days thereafter.

(12) Includes shares of Common Stock subject to options exercisable on February 28, 1997 or within 60 days thereafter. Does not include 1,542,680 shares owned by Biogen, Inc ("Biogen"). Mr. Tobin is a Director, President and Chief Executive Officer of Biogen. Mr. Tobin disclaims beneficial ownership of the shares owned by Biogen.

(13) Includes 20,414 shares of Common Stock and 120,583 shares of Common Stock subject to options exercisable on February 28, 1997 or within 60 days thereafter.

(14) Includes 2,283 shares of Common Stock and 41,000 shares of Common Stock subject to options exercisable on February 28, 1997 or within 60 days thereafter.

(15) Includes 51,353 shares of Common Stock and 68,589 shares of Common Stock subject to options exercisable on February 28, 1997 or within 60 days thereafter.

(16) Includes shares of Common Stock subject to options exercisable on February 28, 1997 or within 60 days thereafter.

                   INFORMATION CONCERNING CURRENT DIRECTORS,
                        NOMINEES AND EXECUTIVE OFFICERS

     Information regarding the executive officers and directors of the Company on April 11, 1997 is set forth below as of that date:

                   NAME                     AGE                     POSITION
------------------------------------------  ---   --------------------------------------------
Michael M. Tarnow.........................  52    Chief Executive Officer, President and
                                                  Director
Brian H. Dovey............................  55    Chairman of the Board and Director
Charles Cohen, Ph.D.(1)...................  46    Chief Scientific Officer and Director
Steven L. Basta...........................  31    Vice President, Corporate Development and
                                                  Investor Relations
Thomas J. Facklam, Ph.D...................  46    Vice President, Product Development and
                                                  Quality
Ronald D. Johnson, Ph.D...................  52    Vice President, Operations
Cheryl K. Lawton..........................  36    Vice President and General Counsel
Gregory F. Liposky........................  42    Vice President, Contract Manufacturing
Wayne E. Mayhew III.......................  45    Vice President and Chief Financial Officer,
                                                  Treasurer and Secretary
Jeremy L. Curnock Cook(1).................  47    Director
Martyn D. Greenacre.......................  55    Director
Arthur J. Hale, M.D.......................  70    Director
Suzanne Denbo Jaffe(1)....................  53    Director
Michael Rosenblatt, M.D...................  49    Director
James R. Tobin............................  52    Director

---------------
(1) Nominee for re-election to the Board of Directors.

     Michael M. Tarnow joined the Company as President, Chief Executive Officer and Director in July 1995. Previous to his joining the Company, Mr. Tarnow was a career pharmaceutical executive at Merck & Co.,

Inc., beginning in 1973. From 1988 to 1990, Mr. Tarnow headed Merck's worldwide business development activities as Executive Director of Corporate Development. In 1990, he was appointed President and CEO of Merck Frosst Canada, Merck's Canadian subsidiary. In 1994, Mr. Tarnow returned to the United States as Executive Vice President of Medco Containment Services and Merck Managed Care, where he was responsible for initiating managed care programs in several international markets. Mr. Tarnow received his J.D. from the University of Illinois and bachelor's degree from Wayne State University.

     Brian H. Dovey has served as Chairman of the Board since January 1995 and as a member of the Company's Board of Directors since September 1992. Since 1988, Mr. Dovey has been General Partner of Domain Associates, a venture capital firm, affiliates of which are stockholders of the Company. From 1983 to 1988, Mr. Dovey was employed at Rorer Group Inc., now Rhone-Poulenc Rorer Inc., where he held various management positions, most recently as President. He also serves as a director of Connective Therapeutics, Inc., Geron Corporation, NABI, Inc., and Vivus, Inc.

     Charles Cohen, Ph.D., a founder of the Company, has served as Chief Scientific Officer since June 1990, and as a member of the Company's Board of Directors since April 1982. Dr. Cohen previously served as Chief Executive Officer from January 1985 to December 1991 and from November 1993 to July 1995, President from January 1985 to December 1991 and from January to July of 1995, Chairman of the Board from June 1990 to January 1995 and Vice President and Scientific Director from April 1982 to January 1985. Prior to co-founding the Company, he was Manager of Biochemical Development for Waters Associates, a manufacturer of chromatography and filtration equipment, then a subsidiary of Millipore Corporation. He also serves as a director of Cortech, Inc. and Exelixis Pharmaceuticals, Inc. Dr. Cohen received his Ph.D. in Basic Medical Science from New York University School of Medicine. Dr. Cohen served as a Research Fellow in the University of Virginia's Department of Biophysics and Biochemistry from 1976 to 1977.

     Steven L. Basta joined the Company in February 1997 as Vice President, Corporate Development and Investor Relations. Prior to joining the Company, he was associated with Jundt Associates, an investment management firm, from July 1996 to December 1996. From September 1990 to June 1996, Mr. Basta held several positions with The Immune Response Corporation, a biopharmaceutical company, including Executive Director of Product Development from 1994 to 1996, Program Director for an HIV research joint venture from 1992 to 1993, and Director of Investor Relations and Market Development from 1991 to 1992. From 1988 to 1990, he served as an Associate with Dillon, Read & Co, Inc. He received an M.B.A. from the Kellogg Graduate School of Management of Northwestern University.

     Thomas J. Facklam, Ph.D. joined the Company in May 1996 as Vice President, Product Development and Quality. Prior to joining the Company, he served as Senior Director International Project Management and Clinical Research at R.W. Johnson Pharmaceutical Research Institute. From 1992 to 1994, he served as Vice President Biotechnology at Ares-Sorono, N.V., a pharmaceutical company, where he held drug development management positions from 1987 to 1992. Previously, he held research and development positions at Serono Laboratories, Inc., a pharmaceutical company, and the Batelle Memorial Institute, a contract research organization. He received his Ph.D. in Biochemistry/Molecular Biology from Ohio State University.

     Ronald D. Johnson, Ph.D. joined the Company in August 1992 as Vice President, Operations. Prior to joining the Company, he had served as Vice President, Diagnostic/Growth Factor Manufacturing at Chiron Corporation, a biopharmaceutical company, where he had served as Vice President, Process Development and Manufacturing from May 1987 to December 1991. Previously, he held process development positions at Merck Sharp & Dohme Research Laboratories and Eli Lilly & Co. He received his Ph.D. in Biochemistry from Oklahoma State University in 1972.

     Cheryl K. Lawton joined the Company in January 1997 as Vice President and General Counsel. Prior to joining the Company, she had served as Vice President beginning in January 1996, General Counsel beginning in April 1995 and from May 1994 to April 1995, Associate General Counsel at MediSense, Inc., an international medical device manufacturing company. From November 1989 to April 1994, she had held various legal positions and last served as Assistant General Counsel at Damon Corporation, a clinical laboratory service provider. Ms. Lawton received her J.D. from Suffolk University School of Law.

     Gregory F. Liposky has served as Vice President, Contract Manufacturing since February 1997. From March 1993 to February 1997, he served as Vice President, Manufacturing. Prior to joining the Company, he had served as Vice President, Bioprocessing at Verax Corporation ("Verax"), a toll manufacturer of biotechnology products, where he had served as Operations Manager from November 1989 to October 1991 and Production Manager from January 1985 to November 1989. He received his M.B.A. from Monmouth College in 1984.

     Wayne E. Mayhew III has served as Chief Financial Officer since May 1983, Vice President since August 1984, Treasurer since December 1986, and Secretary since 1990. Prior to joining the Company, he was a Small Business Services and Audit Manager for Deloitte, Haskins & Sells. Mr. Mayhew is a certified public accountant. He received his Masters in Accounting from Brigham Young University.

     Jeremy L. Curnock Cook has been a member of the Company's Board of Directors since January 1995. He is currently a director of Rothschild Asset Management Limited which acts as an advisor to Biotechnology Investments Limited, which is a stockholder of the Company. In 1975, Mr. Curnock Cook founded and became Managing Director of The International Biochemical Group Ltd., a company engaged in applied biotechnology, which was subsequently acquired by Royal Dutch/Shell Group of Companies in 1985. He also serves as a director of Cell Therapeutics, Ribozyme Pharmaceuticals, Inc., Sugen, Inc. and Targeted Genetics Corp.

     Martyn D. Greenacre has been a member of the Company's Board of Directors since June 1993. Since 1992, Mr. Greenacre has been President and Chief Executive Officer of Zynaxis, Inc., a drug delivery company based in Malvern, Pennsylvania. Prior to Zynaxis, from 1973 through 1992, he was with SmithKline Beecham where he held several senior management positions, most recently as chairman of European operations. He also serves as a director of Cephalon Inc., Genset, IBAH, Inc., and Zynaxis, Inc.

     Arthur J. Hale, M.D., has been a member of the Company's Board of Directors since June 1987. Since 1985, Dr. Hale has been a partner and director of Apax Partners & Co. Ventures Ltd., the United Kingdom associate of Patricof & Co. Ventures, Inc., a venture capital firm, affiliates of which are stockholders of the Company. Previously, he was Vice President of Research and Development at G.D. Searle in the United Kingdom.

     Suzanne Denbo Jaffe has been a member of the Company's Board of Directors since January 1997. Since 1994, Ms. Jaffe has been the Managing Director of Hamilton & Co., an investment management consulting firm. From 1985 to 1993, Ms. Jaffe was a Managing Director of Angelo, Gordon & Co., L.P., a money management firm. From 1983 to 1985, she was Deputy Comptroller of New York State. She served under President Reagan on the Board of Trustees of the Social Security and Medicare Trust Funds and also was a member of the ERISA Advisory Council of the Department of Labor. She is currently a trustee of Fordham University and a director of Olin Corp.

     Michael Rosenblatt, M.D. has been a member of the Company's Board of Directors since June 1993. Since 1996, Dr. Rosenblatt has been the Faculty Dean for Academic Programs at Care Group at Harvard Medical School and Senior Vice President for Academic Affairs at Beth Israel Deaconess Medical Center in Boston. Since 1992, Dr. Rosenblatt has been the Ebert Professor of Molecular Medicine at Harvard Medical School, Chief of the Division of Bone and Mineral Metabolism at Beth Israel Deaconess Medical Center, and Director of the Harvard-Massachusetts Institute of Technology Division of Health Sciences and Technology. From 1983 through 1992, he was with Merck Sharp & Dohme Research Laboratories, most recently serving as Senior Vice President for Research. He also serves as a director of ProScript, Inc.

     James R. Tobin has been a member of the Company's Board of Directors since January 1995. He has served as Chief Executive Officer since February 1997 and President since February 1994 of Biogen, a biotechnology company, which is a stockholder of the Company. He also served as Chief Operating Officer of Biogen from February 1994 to February 1997. Prior to joining Biogen, Mr. Tobin was with Baxter International Inc., a health care products company, where he served as President and Chief Operating Officer from 1992 to 1994, as Executive Vice President from 1988 to 1992 and in various management positions prior to 1988. He also serves as a director of Biogen, Inc. and Genovo, Inc.

     The Company has agreed to nominate James R. Tobin to serve as a member of the Board of Directors of the Company through his current term and through one additional three-year term. Commencing with the date on which the additional three-year term of Mr. Tobin ends, the Company has agreed to nominate either the Chairman or the President of Biogen to serve as a member of the Board of Directors of the Company for two additional three-year terms thereafter. Officers are elected and serve at the discretion of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

          INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent accountants and the Board. The Audit Committee met two times during 1996 to review the services provided by the auditors during the annual audit, to review the adequacy of financial statement disclosures, to discuss the Company's internal control policies and procedures and to consider and recommend the selection of the Company's independent accountants. The members of the Audit Committee are Mr. Greenacre, Mr. Curnock Cook and Ms. Jaffe.

     The Company also has a standing Compensation Committee of the Board of Directors, which provides recommendations to the Board regarding compensation programs of the Company and administers the Company's 1987 Stock Plan, Employee Stock Purchase Plan and 1992 Non-Employee Director Non-Qualified Stock Option Plan, including the grant of stock options and the issuance of restricted shares to employees. The Compensation Committee also is responsible for establishing and modifying the compensation of all corporate officers of the Company (including compensation pursuant to stock options and other employee benefit plans and arrangements) and the engagement of, terms of any employment agreements and arrangements with, and termination of, all corporate officers of the Company. The Compensation Committee met seven times during 1996. The members of the Compensation Committee are Mr. Dovey, Dr. Hale and Mr. Tobin. See "Report of the Compensation Committee on Executive Compensation."

     The Company does not have a Nominating Committee.

     The Board of Directors met eight times during 1996. Each director nominated for re-election attended at least 75% of the aggregate number of Board meetings and meetings held by all Committees on which the director then served.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     Standard Arrangements. For their services to the Company, non-employee directors of the Company receive cash payments in the amount of an annual retainer of $5,000 and $1,000 for each Board meeting attended in person. Nonemployee directors who are members of a committee of the Board receive $1,000 for each committee meeting attended on a day other than a day on which a Board meeting is held. There are no cash payments for participation in Board or committee meetings held by telephone conference call. Directors who are employed by the Company do not receive compensation for attendance at Board or committee meetings. Directors are reimbursed for any expenses incurred attendant to Board membership. Beginning in May 1997, the annual retainer paid to each non-employee director will be increased from $5,000 to $10,000.

     Pursuant to the Company's 1992 Non-Employee Director Non-Qualified Stock Option Plan (the "Director Plan"), during the year ended September 30, 1993, Mr. Dovey, Mr. Greenacre, Dr. Hale and Dr. Rosenblatt, and, during the year ended September 30, 1995, Mr. Curnock Cook and Mr. Tobin were each granted an option for the purchase of 10,000 shares of Common Stock. Pursuant to the amendment to the Director Plan approved by the Stockholders in May 1996, each of the above listed directors were granted an additional option for the purchase of 10,000 shares of Common Stock. Also pursuant to the Director Plan, Ms. Jaffe was granted an option for the purchase of 20,000 shares of Common Stock in January 1997. The Director Plan provides that each future non-employee director will be granted an option to purchase 20,000 shares of Common Stock. In addition, the Director Plan provides the grant of an annual option to purchase 5,000 shares of Common Stock to each non-employee member of the Board serving as of the Annual Meeting. All of the options under the Director Plan are granted at the fair market value of the Common Stock on the date the option is granted. All of the options granted under the Director Plan vest at the rate of 25% on each of the first four anniversaries after the date of grant.

     In connection with his services as a medical advisor to the Company, on March 20, 1996 Dr. Rosenblatt was granted an additional option to purchase 10,000 shares of Common Stock at an exercise price of $9.34375 per share, 5,000 shares of which vested immediately and 5,000 shares of which vested on January 1, 1997. For his continuing services as Chairman of the Board of Directors, on January 14, 1997 Mr. Dovey was granted an option to purchase 20,000 shares of Common Stock at an exercise price of $10.0625 per share vesting annually over four years from the date of grant.

EXECUTIVE COMPENSATION

     Compensation which was earned for services in all capacities for the year ended December 31, 1996 and the years ended September 30, 1995 and 1994 and which the Company paid to or accrued for each person who served as Chief Executive Officer during 1996 and each of the four other most highly compensated executive officers of the Company for service during such periods, is set forth in the following table.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                              COMPENSATION
                                                                              -------------
                                                ANNUAL COMPENSATION
                                         ----------------------------------      AWARDS
                                                               OTHER ANNUAL    SECURITIES      ALL OTHER
                                          SALARY     BONUS     COMPENSATION    UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR(1)    ($)(2)      ($)         ($)(3)      OPTIONS(#)(4)       ($)
------------------------------ -------   --------   --------   ------------   -------------   ------------
Michael M. Tarnow(5)..........   1996    $286,362   $241,500     $ 12,423(5)      200,000       $193,781(7)
  President and Chief            1995      57,292         --       47,826(5)    1,000,000             --
    Executive Officer


Charles Cohen, Ph.D...........   1996     239,090    165,000           --         200,000         35,249(8)
  Chief Scientific               1995     217,350     65,000           --         470,000         50,878(9)
  Officer                        1994     210,000         --           --         150,000         54,588(10)

Ronald Johnson, Ph.D..........   1996     173,000     22,875           --          24,000          4,500(11)
  Vice President, Operations     1995     163,666     27,000           --          80,000          3,989(11)
                                 1994     157,500         --           --              --          4,497(11)

Wayne E. Mayhew III...........   1996     134,000     56,250           --          20,000          4,500(11)
  Vice President and Chief       1995     130,727     41,000           --          60,000          3,684(11)
  Financial Officer, Treasurer   1994     123,833         --           --              --          4,497(11)
  and Secretary

Gregory F. Liposky(6).........   1996     120,500     16,000           --          14,000          4,273(11)
  Vice President, Contract       1995     114,461     17,500           --          56,000         13,004(12)
  Manufacturing

---------------
 (1) In January 1996, the Board of Directors voted to change the Company's fiscal year end from September 30 to December 31, effective with the three month period ended December 31, 1995 (the "Transition Period"). During the Transition Period, Mr. Tarnow, Dr. Cohen, Dr. Johnson, Mr. Mayhew and Mr. Liposky received salary payments of $68,750, $59,500, $42,333, $33,017 and $28,881, respectively and Mr. Tarnow received $85,854 in other annual compensation (see Note 5 below). The bonuses related to the Transition Period are included in the bonuses paid or accrued to the named executive officers in 1996. No stock options were granted and no other compensation was paid to the named executive officers during this Transition Period.

 (2) The amounts shown include the individual's before-tax contributions to the Company's 401(k) retirement plan.

 (3) Unless included in the table, non-cash benefits were less than the lesser of 10% of each such person's respective cash compensation or $50,000.

 (4) Options to purchase the number of shares shown were granted pursuant to the Company's 1987 Stock Plan.

 (5) Mr. Tarnow joined the Company in July 1995. The $12,423, $85,854 and $47,826 reported as Other Annual Compensation in fiscal 1996, the Transition Period and fiscal 1995, respectively, consist of reimbursed relocation and related expenses, including reimbursement of related income taxes.

 (6) Mr. Liposky became an executive officer of the Company in January 1995. Information for prior years is not required.

 (7) Consists of payments made by the Company to third parties in connection with the relocation of Mr. Tarnow ($190,000) and matching 401(k) contributions ($3,781).

 (8) Consists of payment of deferred compensation ($12,500), forgiveness of principal and interest payable to the Company ($18,249) and matching 401(k) contributions ($4,500).

 (9) Consists of forgiveness of principal and interest under Dr. Cohen's notes payable to the Company, as provided in his employment contract ($46,378) and matching 401(k) contributions ($4,500).

(10) Consists of forgiveness of principal and interest under Dr. Cohen's notes payable to the Company, as provided in his employment contract ($50,091) and matching 401(k) contributions ($4,497).

(11) Consists of matching 401(k) contributions.

(12) Consists of payment of compensation ($9,493) due Mr. Liposky from Verax at March 15, 1993, the date of the acquisition by the Company of a manufacturing facility from Verax (obligation was assumed by the Company as part of such acquisition) and matching 401(k) contributions ($3,511).

OPTION GRANTS

     The following table shows, as to each person named, the options to purchase Common Stock granted by the Company under the 1987 Stock Plan in 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS                   POTENTIAL REALIZABLE
                            ------------------------------------------------     VALUE AT ASSUMED
                                         % OF TOTAL                               ANNUAL RATES OF
                            NUMBER OF     OPTIONS                                   STOCK PRICE
                            SECURITIES   GRANTED TO                                APPRECIATION
                            UNDERLYING   EMPLOYEES    EXERCISE                  FOR OPTION TERM(3)
                             OPTIONS     IN FISCAL      PRICE     EXPIRATION   ---------------------
NAME                        GRANTED(#)      YEAR      ($/SHARE)      DATE       5%($)       10%($)
--------------------------  ----------   ----------   ---------   ----------   --------   ----------
Michael M. Tarnow.........    200,000(1)    18.8%     $ 5.5625      7/16/06    $699,645   $1,773,038
Charles Cohen, Ph.D.......    200,000(1)    18.8%       5.5625      7/16/06     699,645    1,773,038
Ronald D. Johnson,
  Ph.D....................     24,000(2)     2.3%      9.34375      3/20/06     141,030      357,397
Wayne E. Mayhew III.......     20,000(2)     1.9%      9.34375      3/20/06     117,525      297,831
Gregory F. Liposky........     14,000(2)     1.3%      9.34375      3/20/06      82,267      208,481

---------------
(1) These options are non-qualified stock options granted under the Company's 1987 Stock Plan at fair market value for a term of ten years. Options become exercisable as to 20% on July 16, 1997 and thereafter vest in equal annual portions through July 16, 2001. In addition, the options fully vest in the event of a change of control of the Company. See "Employment Agreements."

(2) These options are stock options granted under the Company's 1987 Stock Plan at fair market value for a term of ten years. Options became exercisable as to 25% on January 1, 1997 and thereafter vest in equal annual portions through January 1, 2000. In addition, the options fully vest in the event of a change in control of the Company. See "Employment Agreements."

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

     The following table shows, as to each person named, the aggregated stock options exercised under the Company's stock option plans in fiscal year 1996 and year-end values.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF
                         SHARES                  SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                        ACQUIRED                  UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                           ON       VALUE        AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END ($)(2)
                        EXERCISE   REALIZED   ---------------------------   ---------------------------
         NAME             (#)       ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------  --------   --------   -----------   -------------   -----------   -------------
Michael M. Tarnow.....   20,000    $76,250      380,000        800,000      $2,850,000     $ 5,462,500
Charles Cohen,
  Ph.D................       --         --      419,375        542,292       2,591,383       3,376,016
Ronald D. Johnson,
  Ph.D................       --         --       74,166         64,834         719,374         360,377
Wayne E. Mayhew III...   13,000     90,450       77,589         50,000         708,315         270,938
Gregory F. Liposky....    6,500     41,234       36,500         43,000         222,516         250,938

---------------
(1) Based upon the closing price of the Company's Common Stock on various dates of exercise as reported by the Wall Street Journal. The options each had an exercise price equal to the fair market value of the Company's Common Stock on the date the options were granted. The value realized upon exercise of the options resulted directly from appreciation in the Company's stock price during the optionee's tenure with the Company.

(2) Based upon the $10.375 closing price of the Company's Common Stock on December 31, 1996 as reported by the Wall Street Journal. The options each had an exercise price equal to the fair market value of the Company's Common Stock on the dates the options were granted. The valuation of the unexercised in-the-money options results directly from appreciation in the Company's stock price during the optionee's tenure with the Company.

EMPLOYMENT AGREEMENTS

     The Company has an employment agreement with Michael M. Tarnow pursuant to which Mr. Tarnow has agreed to serve as President and Chief Executive Officer of the Company at a current annual base salary of $315,000 (subject to increase), plus an annual performance bonus at the discretion of the Board of Directors of up to 60% of his annual salary. The Company's agreement with Mr. Tarnow is for an initial two-year term ending on July 16, 1997, and thereafter for successive one year periods, unless terminated by either party by prior written notice of at least 90 days. Notwithstanding the foregoing, the employment agreement may be terminated for cause. In the event that the Company terminates Mr. Tarnow's employment other than for cause or Mr. Tarnow is constructively terminated by having his authority and role materially reduced or by no longer serving as the Company's President and Chief Executive Officer or as a Director, the Company has agreed to pay his salary for a period of twelve months after the date of termination and, after July 16, 1996, has agreed to pay a pro rata portion of his annual bonus through the date of his termination. Pursuant to this agreement, Mr. Tarnow was granted options to purchase 1,000,000 shares of the Company's Common Stock. The options became exercisable as to 20% immediately and thereafter vest in equal annual portions through July 16, 1999.

     The Company has an employment agreement with Dr. Charles Cohen pursuant to which the Company retained Dr. Cohen's services at a current annual salary of $262,500 (subject to increase) and a target annual bonus of 60% of his annual salary based on performance. The Company's original agreement with Dr. Cohen was for an initial term ending on December 31, 1993 and, thereafter, continues for additional periods of one year, unless at anytime during the term such agreement is terminated by either party by written notice of not less than 90 days. Notwithstanding the foregoing, the employment agreement may be terminated for cause. In the event the Company terminates Dr. Cohen's employment other than for cause, or Dr. Cohen terminates his employment as a result of breach by the Company or in certain other limited circumstances constituting a constructive termination, the Company has agreed to pay his salary at the annual rate in effect on the date of termination for twelve months after the date of termination or, if sooner, the date of his employment by a third party. The agreement also provided for forgiveness over three years, beginning in 1993, of $132,464 aggregate principal amount of notes payable by Dr. Cohen to the Company and the accrued interest thereon.

     The Company has entered into an employment agreement with Steven L. Basta, which agreement provides for a current annual salary of $125,000 (subject to increase), plus bonus to be determined annually based upon mutually agreed objectives and the payment of salary for six months following an involuntary termination. Pursuant to this agreement, Mr. Basta was granted stock options to purchase 50,000 shares of Common Stock vesting annually over four years.

     The Company has entered into an employment agreement with Thomas J. Facklam, Ph.D., which agreement provides for a current annual salary of $160,000 (subject to increase), plus bonus to be determined annually based upon mutually agreed objectives and the payment of salary for six months following an involuntary termination. Pursuant to this agreement, Dr. Facklam was granted stock options to purchase 100,000 shares of Common Stock vesting annually over four years.

     The Company has an employment agreement with Dr. Ronald D. Johnson, which provides for a current annual salary of $180,000 (subject to increase), plus bonus to be determined annually based upon mutually agreed objectives. Pursuant to this agreement, Dr. Johnson was granted stock options to purchase 70,000 shares of Common Stock vesting monthly over four years.

     The Company has entered into an employment agreement with Cheryl K. Lawton, which agreement provides for a current annual salary of $150,000 (subject to increase), plus bonus to be determined annually based upon mutually agreed objectives and the payment of salary for six months following an involuntary termination. Pursuant to this agreement, Ms. Lawton was granted stock options to purchase 70,000 shares of Common Stock vesting annually over four years.

     The Company has an employment agreement with Gregory F. Liposky, which agreement provides for a current annual salary of $125,500 (subject to increase) and for the payment of salary for twelve months following an involuntary termination.

     The Company has an employment agreement with Wayne E. Mayhew III, which agreement provides for a current annual salary of $154,000 (subject to increase) and the payment of salary for six months following an involuntary termination.

     The Company has agreed with Mr. Tarnow, Dr. Cohen, Mr. Basta, Dr. Facklam, Dr. Johnson, Ms. Lawton and Mr. Mayhew that the options held by them will fully vest in the event of a sale of all or substantially all of the assets of the Company or a sale of the Company by merger or another transaction whereby the stockholders of the Company prior to such transaction do not own a majority of the outstanding shares of the Company after such transaction or if a majority of the Board of Directors is changed as a result of a proxy contest (a "Change of Control"). In addition, the Company agreed with Dr. Cohen that his options would also fully vest in the event of his constructive termination, including failure to be elected to the Board of Directors, and that his options would be exercisable for up to one year after a termination following a Change of Control or a constructive termination.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  Overview and Philosophy

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. The Committee, which consists of Dr. Hale, Mr. Dovey, and Mr. Tobin, approves stock option grants for key employees and salaries and bonuses for officers of the Company. See "Information about the Board of Directors and its Committees."

     The goals of the Committee are to provide an executive compensation program that enables the Company to attract and retain key executive personnel and to motivate those executives to achieve the Company's objectives. The Company is presently in its research and development phase and has not yet achieved profitability; therefore, traditional methods of evaluating executive performance, such as profit levels and return on equity, would be inappropriate. Accordingly, assessment of each executive's performance, as described more fully below, is based on goals which reflect the Company's stage of development.

  Compensation Policies Applicable to Executive Officers

     There are three basic components of executive compensation: a base salary, an annual cash bonus and periodic stock option grants. The annual cash bonus and stock option grants are performance-based incentive compensation. In addition to these components, executive officers of the Company are eligible to participate in all employee benefit programs generally available to all other Company employees.

     In considering compensation of the Company's executives, one of the factors the Committee takes into account is the anticipated tax treatment to the Company of various components of compensation. Section 162(m) of the Internal Revenue Code, as amended (the "Code") generally disallows a tax deduction by a public company for annual compensation over $1 million paid to its chief executive officer or any of the four other most highly compensated executives. Certain performance-based compensation, of the type provided in the Company's 1987 Stock Plan, can be exempt from the deduction limit if the plan satisfies the Internal Revenue Service ("IRS") regulatory requirements.

     It is the policy of the Committee and the Board of Directors to seek to preserve tax deductibility of compensation paid to executives unless regulatory requirements to do so are contrary to the best interest of the Company and its stockholders.

     Base Salary. In setting the annual base salary levels for each executive officer, the Committee reviews surveys and other available information on the base salaries of executive officers in other biotechnology companies. In determining which biotechnology companies to include in its comparison, the Committee considers the size and complexity of the company, the stage of development of its products and geographical location. Within this survey group, the Committee seeks to make comparisons to executive officers with comparable levels of experience, and with similar responsibilities and expected levels of contribution to the Company's performance. The Company seeks to set base salaries and annual cash bonuses at the midpoint of the range of compensation paid by comparable companies. In addition, the initial level of compensation paid to those executives hired more recently has been determined by market forces and is consistent with industry practice.

     Annual Bonus. The annual cash bonuses are based on the Committee's subjective evaluation of each executive officer's progress toward performance objectives. The Company established these objectives in conjunction with developing the business plan for fiscal 1996. Each executives's objectives are comprised of two components: one based on progress toward the Company's overall goals and the other based on progress toward goals derived from the Company's goals but related specifically to that officer's areas of responsibility. In this way, the Company seeks to reward its executives for team work as well as individual effort. The Company's basic categories of goals and objectives are: progress toward commercialization of the Company's products, progress in the Company's discovery research programs and progress in funding the Company's operations. The Committee determined the amount of each executive's bonus based on a subjective assessment of progress toward the individual and the Company components of that executive's performance objectives during fiscal 1996. Accordingly, the Committee awarded incentive cash bonus compensation to executive officers in fiscal 1996 as shown in the "Summary Compensation Table."

     Long Term Incentive Compensation. The Company's 1987 Stock Plan authorizes a committee of not less than two non-employee directors to grant stock-based awards to executive officers. This plan is designed to align a significant portion of the executive compensation program with stockholder interests. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. Awards are made at a level calculated to be competitive within the biotechnology industry as well as a broader group of companies of comparable size and complexity. In determining the amount of each grant, the Committee takes into account the number of shares held by the executive prior to the grant. Accordingly, the Committee granted options to executive officers in fiscal 1996 as shown in the table "Option Grants in Last Fiscal Year." The exercise prices of such options reflect the fair market value on the date of grant.

  Compensation of Chief Executive Officer

     Mr. Tarnow joined the Company in July 1995 as President, Chief Executive Officer and Director. At the time he was hired by the Company, Mr. Tarnow entered into a two year employment agreement with the Company which was negotiated as a condition to his joining the Company. Under the agreement, Mr. Tarnow receives a current annual salary of $315,000 (subject to increase), plus an annual performance bonus at the discretion of the Board of Directors of up to 60% of his annual salary.

     The compensation plan for Mr. Tarnow is determined by the Committee in a manner that is similar to that of other executive officers. However, Mr. Tarnow's total compensation is more weighted toward performance-based incentive compensation, with such incentive compensation focused on progress toward overall Company objectives, as compared to the other executive officers. The rationale supporting this approach is that the CEO has greater responsibility for the overall direction and performance of the Company in comparison to other executive officers and therefore should be compensated accordingly.

     In recognition of his achievement of substantially all of his performance objectives from the date Mr. Tarnow was hired by the Company through his first anniversary date of July 16, 1996, the Committee increased Mr. Tarnow's annual salary from $275,000 to $300,000 and awarded Mr. Tarnow a $121,500 bonus. In recognition of his achievement of substantially all of his performance objectives from July 17, 1996 through December 31, 1996, including the signing of the Research Collaboration and License Agreement and the Restricted Stock Purchase Agreement with Biogen, the Committee increased Mr. Tarnow's annual salary to $315,000 and awarded Mr. Tarnow $120,000 in bonuses. The Committee believes Mr. Tarnow has made a significant contribution during these periods and has continued to move the Company towards its long term strategic objectives.

     As part of the compensation package negotiated with Mr. Tarnow at the time of his hiring in July 1995, the Company granted qualified incentive stock options to Mr. Tarnow to purchase 173,910 shares of Common Stock at an exercise price of $2.875 per share, which represents the fair value on the date of grant. The options became exercisable as to 20% immediately and thereafter vest in equal annual portions through July 16, 1999. The Company also granted non-qualified incentive stock options to Mr. Tarnow to purchase 826,090 shares of Common Stock at an exercise price of $2.875, which represents the fair value on the date of grant. The options became exercisable as to 20% immediately and thereafter vest in equal annual portions through July 16, 1999. On July 16, 1996, the Company granted Mr. Tarnow additional non-qualified incentive stock options to purchase 200,000 shares of Common Stock at an exercise price of $5.5625 per share, which represents fair market value on the date of grant. The options vest in equal annual portions through July 16, 2001. This option package is designed to align the interests of Mr. Tarnow with those of the Company's stockholders with respect to short-term operating results and long-term increases in the price of the Company's stock. The grant of these options is consistent with the goals of the Company's stock option program as a whole.

                             COMPENSATION COMMITTEE
                            Arthur J. Hale, Chairman
                                 Brian H. Dovey
                                 James R. Tobin

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Dr. Hale, Mr. Dovey and Mr. Tobin. No executive officer of the Company is a member of the Compensation Committee. There are no interlocks between the members of the Compensation Committee and the executive officers of the Company.

                            STOCK PERFORMANCE GRAPH

     The graph and table below compare the cumulative total stockholder return on a quarterly basis on the Company's Common Stock for the period from December 17, 1992 (the date of the Company's initial public offering) through December 31, 1996, against the cumulative total returns on the Nasdaq Stock Market Index (U.S.) ("Nasdaq Stock") and the Nasdaq Pharmaceutical Stock Index ("Nasdaq Pharmaceutical") for the same period.

                                    [LOGO]
     The above graph and table assume $100 invested on December 17, 1992, with all dividends reinvested, in each of the Company's Common Stock, the Nasdaq Stock Market Index (U.S.), and the Nasdaq Pharmaceutical Stock Index.

                              CERTAIN TRANSACTIONS

     In September 1994, the Company signed a three-year manufacturing contract with Biogen to produce in the Company's manufacturing facility in Lebanon, New Hampshire several of Biogen's protein-based therapeutic candidates for use in Biogen's clinical trials. The contract covers the period from January 1995 through December 1997. As part of a research collaboration signed in December 1996, the companies agreed to extend the manufacturing contract for two years through December 31, 1999, with Biogen having the option, but not the obligation, to use the manufacturing facility for a mutually agreeable number of months in one of the two years. To enable the Company to meet its obligations under the manufacturing contract, Biogen financed the construction of a 7,000 square foot addition to the present facility for production using bacterial fermentation at an estimated total cost of $2,900,000. The Company agreed to reimburse Biogen for the construction costs and leasehold improvements at the end of the contract term at an amount equal to Biogen's construction costs less $300,000 and less all accumulated depreciation. The reimbursement to Biogen is expected to be no more than $2,100,000. Biogen also agreed to lease equipment to the Company for the operation of such portion of the facility and for production using bacterial fermentation by the Company at an estimated total cost of $2,400,000, as provided in an equipment lease agreement. The Company has the option to purchase the equipment at the end of the extended lease term for an amount equal to its then fair market value or for such other amount as negotiated by the parties. James R. Tobin, a director of the Company since January 1995, is President and Chief Executive Officer and a director of Biogen.

     In December 1994, the Board of Directors designated a series of preferred stock of the Company consisting of 1,500,000 shares of the authorized, unissued preferred stock, as Series 1994/A Convertible

Preferred Stock (the "Series Preferred Stock"). In December 1994 and January 1995, the Company sold in a private placement, an aggregate of 1,130,000 units (the "Units"), each Unit consisting of one share of Series Preferred Stock and one warrant to purchase one share of the Company's Common Stock at a purchase price of $9.9375 per Unit. Each share of the Series Preferred Stock was converted in August 1995 into five shares of Common Stock. Each warrant is exercisable for a period of five years from the date of issuance at an exercise price of $2.385 per share. The investors who purchased the Units included, among others, the following beneficial owners of more than 5% of the Common Stock:

                                                                         UNITS           TOTAL
5% STOCKHOLDERS                                                        PURCHASED     CONSIDERATION
---------------------------------------------------------------------  ---------     -------------
Entities associated with Patricof & Co. Ventures, Inc. or its
  associate, Apax Partners & Co. Ventures Ltd........................   409,159       $ 4,066,018
Biotechnology Investments Limited....................................   100,584           999,554
Entities associated with Domain Associates...........................   301,886         2,999,992

     Pursuant to stock purchase agreements executed in connection with the sale of Units, described above, the Company filed a registration statement registering for resale by the holders the Common Stock issued upon the conversion of the shares of Series Preferred Stock.

     In September 1996, as part of its employment agreement with Mr. Tarnow, the Company provided him with a $350,000 employee relocation loan. The loan is evidenced by a fully secured promissory note bearing interest at the annual rate of 6.02% and payable in three equal annual installments, plus accrued interest. The loan is secured by a mortgage on Mr. Tarnow's residence.

     In December 1996, the Company entered into the Research Collaboration and License Agreement and the Restricted Stock Purchase Agreement with Biogen to collaborate on the development of novel therapeutics for the treatment of renal disorders. The initial focus of the collaboration is on advancing the development of the Company's morphogenic protein, OP-1, for the treatment of acute and chronic renal failure. Under the agreement, the Company granted to Biogen exclusive worldwide rights to manufacture, market and sell OP-1 and OP-1 products developed through the collaboration for the treatment of renal disease. Biogen paid the Company a $10,000,000 license fee in 1996 and made an $18,000,000 equity investment which were recorded in the quarter ended December 31, 1996. In addition, Biogen has guaranteed $10,500,000 in research funding over the next three years, will pay up to an additional $69,000,000 upon the attainment of certain milestones and will make available a $15,000,000 line of credit. The agreement further provides for the payment of royalties to the Company based on product sales. The Company may draw upon the $15,000,000 line of credit over the next three years to fund the research and development of small molecule products based on the OP-1 protein. Advances are limited to $5,000,000 per year. In exchange for the line of credit, Biogen received an exclusive option to obtain an exclusive, worldwide license to OP-1 protein small molecule products for the treatment of renal disorders. In the event Biogen exercises its option, Biogen will forgive the lesser of $10,000,000 or the principal amount outstanding under the note. The remaining principal, together with all accrued and unpaid interest, is due and payable five years from the date of the first advance and may be repaid, at the Company's option, in either cash, common stock or reduction of royalties due the Company from Biogen. James
R. Tobin, a director of the Company since January 1995, is President and Chief Executive Officer and a director of Biogen.

     As of February 28, 1997 the holders of approximately 5,033,612 shares of outstanding or issuable Common Stock (the "Registrable Securities") are entitled to certain rights to register such shares under the Securities Act of 1933, as amended (the "Securities Act") for sale to the public. The holders of Registrable Securities include, among others, Entities associated with Patricof & Co. Ventures, Inc. or its associate, Apax Partners & Co. Ventures Ltd., BIL, Entities associated with Domain Associates, and Biogen. Under the terms of the Second Amended and Restated Registration Rights Agreement dated as of January 31, 1992, as amended, in the event the Company proposes at any time to register any of its securities under the Securities Act for sale for its own account, such holders shall be entitled to include shares of Common Stock in such registration. Such holders have the additional right to require the Company, on not more than three occasions, whether or not the Company proposes to register any of its Common Stock for sale, to register all or part of their shares for sale to the public under the Securities Act, subject to certain conditions and limitations. In addition, holders of Registrable Securities may require the Company to register all or part of their shares on Form S-3 (or a successor short form of registration) if the Company then qualifies for use of such form, subject to certain conditions and limitations.

     The Company has had equity transactions with BIL, Entities associated with Patricof & Co. Ventures, Inc. or its associate Apax Partners & Co. Ventures Ltd., Dr. Hale individually, Entities associated with Domain Associates and Biogen, as described above. Mr. Curnock Cook, a director of the Company, is a director of Rothschild Asset Management Limited, which is an advisor to BIL and to Rothschild Asset Management (C.I.) Limited, which is the manager of BIL. Dr. Hale, a director of the Company, is an associate of Patricof & Co. Ventures, Inc., and a partner and director of Apax Partners & Co. Ventures Ltd., the manager of or an advisor to the Entities associated with Apax Partners & Co. Ventures Ltd. Mr. Dovey, a director of the Company, is a General Partner of Domain Associates and a General Partner of the general partner of the Entities associated with Domain Associates. Mr. Tobin, a director of the Company, is President and Chief Executive Officer and a director of Biogen.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Compliance with Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP, independent accountants, audited the Company's financial statements for the fiscal year ended December 31, 1996 and has been selected by the Audit Committee of the Board of Directors as independent auditors for the current year. The Company expects that representatives of Deloitte & Touche LLP will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to questions.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Company provides for a classified Board of Directors. The Board of Directors currently consists of nine members, classified into three classes as follows: Mr. Dovey, Dr. Hale and Mr. Tarnow constitute a class with a term ending at the 1998 Annual Meeting (the "Class I Directors"); Mr. Greenacre, Dr. Rosenblatt and Mr. Tobin constitute a class with a term ending at the 1999 Annual Meeting (the "Class II Directors"); and Dr. Cohen, Mr. Curnock Cook and Ms. Jaffe constitute a class with a term which expires at the Meeting (the "Class III Directors"). At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

     Pursuant to the Company's By-Laws, the Board of Directors on March 18, 1997 voted to nominate and to recommend to the Stockholders the election of Dr. Cohen, Mr. Curnock Cook and Ms. Jaffe to the Board of Directors of the Company to serve until 2000 in the class of directors whose term shall expire at the 2000 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. The Class I directors (Mr. Dovey, Dr. Hale and Mr. Tarnow) and the Class II directors (Mr. Greenacre, Dr. Rosenblatt and Mr. Tobin) will serve until the Annual Meeting of Stockholders to be held in 1998 and 1999, respectively, or until their respective successors have been elected and qualified.

     It is the intention of the persons named in the Proxy, unless otherwise directed, to vote all proxies in favor of the election to the Board of Directors of the nominees identified below. If any nominee should become unavailable to serve for any reason, which management does not anticipate, the Proxy will be voted for any substitute nominee selected by the Board of Directors prior to or at the Meeting, or the Board of Directors may reduce the membership of the Board of Directors to the number of nominees available. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

     A plurality of the votes cast at the Meeting is required to elect each nominee as a director.

     THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF DR. COHEN, MR. CURNOCK COOK AND MS. JAFFE AS DIRECTORS AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR HEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                  PROPOSAL 2:

                  AMENDMENTS TO THE COMPANY'S 1987 STOCK PLAN

GENERAL

     The Company's 1987 Stock Plan, as amended (the "1987 Plan"), was approved by the Board of Directors in May 1987 and the Stockholders in June 1987. In 1987, 1989, 1990, 1992 and 1994 the 1987 Plan was amended to increase the number of shares of Common Stock authorized for issuance thereunder. Prior to January 18, 1997, a total of 5,150,000 shares of Common Stock had been authorized for issuance under the 1987 Plan upon the exercise of options or in connection with awards or purchases of stock. The term of the 1987 Plan is through May 15, 1997. On January 14, 1997 and March 18, 1997, the Board of Directors voted to approve amendments to the 1987 Plan to increase by 1,650,000 to 6,800,000 the aggregate number of shares of Common Stock authorized for issuance under the 1987 Plan and to extend the term of the 1987 Plan through June 30, 1999.

     By the terms of the 1987 Plan, the 1987 Plan may be amended by the Board of Directors or the Compensation Committee, defined above, except that Stockholder approval must be obtained within 12 months before or after the Board adopts a resolution authorizing an increase in the total number of Shares that may be issued under the 1987 Plan and other amendments including any amendment which requires stockholder approval to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3").

     The Board believes that the increase in the number of shares reserved for issuance under the 1987 Plan is advisable to give the Company the flexibility needed to attract, retain and motivate employees, directors and consultants. All employees, directors and consultants of the Company (as of February 28, 1997 approximately 198 people) are eligible to participate in the 1987 Plan.

     These amendments are being submitted for Stockholder approval at the Meeting to comply with the listing requirements of the Nasdaq Stock Market, to permit the compensation recognized with respect to options granted under the 1987 Plan to be tax deductible under Section 162(m) of the Code, and to permit the grant of "incentive stock options" within the meaning of Section 422 of the Code.

     Section 162(m) of the Code generally disallows a tax deduction by a public company for annual compensation over $1 million paid to its chief executive officer or any of the four other most highly compensated executives. Certain performance-based compensation, of the type provided in the 1987 Plan, can be exempt from the deduction limit if the plan satisfies the IRS regulatory requirements.

OPTIONS GRANTED SUBJECT TO STOCKHOLDER APPROVAL

     On January 14, 1997 and March 18, 1997, the Board of Directors authorized the Company to grant to employees options to purchase an aggregate of 35,176 shares of Common Stock under the 1987 Plan, subject to Stockholder approval to increase by 1,650,000 shares the aggregate number of shares of Common Stock authorized under the 1987 Plan. The grant of stock options to such persons will be null and void and of no effect if such Stockholder approval is not obtained by May 20, 1997.

MATERIAL FEATURES OF THE 1987 STOCK PLAN

     The purpose of the 1987 Plan is to attract, retain and motivate employees, directors and consultants through the issuance of stock options and to encourage ownership of shares of Common Stock by employees, directors and consultants of the Company.

     The Board has delegated administration of the 1987 Plan to the Compensation Committee, which will be comprised at all times of two or more directors, all of whom qualify as "Non-Employee Directors" within the meaning of Rule 16b-3. Subject to the limitations set forth in the 1987 Plan, the Compensation Committee has the authority to determine the persons to whom options and awards will be granted and who may make purchases, the number of shares to be covered by each option, award or purchase, whether the options granted are intended to be incentive stock options, the duration and rate of exercise of each option, the option exercise price per share and the manner of exercise, the time, manner and form of payment upon exercise of an option, and whether restrictions such as repurchase rights of the Company are to be imposed on shares subject to options, awards and purchases. At the Compensation Committee's discretion, the exercise price for an option may be paid in cash, stock or a full recourse interest bearing note.

     Options granted under the 1987 Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Code, or (ii) non-qualified stock options. Incentive stock options may be granted under the 1987 Plan to employees and officers of the Company and its subsidiaries. Non-qualified stock options may be granted to consultants (including directors), employees or officers of the Company and its subsidiaries. Awards of stock may be made to consultants (including directors), employees or officers of the Company and its subsidiaries, and direct purchases of stock may be made by such individuals.

     The aggregate fair market value (determined at the time of grant) of shares of Common Stock for which incentive stock options become exercisable for the first time in any calendar year (under all stock plans of the Company) may not exceed $100,000. Incentive stock options granted under the 1987 Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company). Non-qualified stock options granted under the 1987 Plan may not be granted at an exercise price less than the par value per share of the Common Stock. Unless a shorter period is required by the Compensation Committee, incentive stock options granted under the 1987 Plan expire not more than ten years from the date of grant in the case of incentive stock options granted to an employee or officer holding less than 10% of the voting stock of the Company, and not more than ten years and one day in the case of non-qualified options.

     An option granted under the 1987 Plan is exercisable, during the optionholder's lifetime, only by the optionholder and is not transferable by him except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order to the extent permitted under Rule 16b-3.

     An incentive stock option granted under the 1987 Plan may be exercised after the termination of the optionholder's employment with the Company (other than by reason of death, disability or termination for cause as defined in the 1987 Plan) to the extent exercisable on the date of such termination, for a period of 90 days following such termination or for a period of one year in the case of disability, provided that such incentive stock option has not expired on the date of such exercise. In the event of the optionholder's death or disability, incentive stock options may be exercised, to the extent exercisable on the date of death or disability, by the optionholder's legal representative at any time prior to the earlier of the option's specified expiration date or 180 days from the date of the optionholder's death or disability. In the event of the optionholder's termination for cause, all outstanding and unexercised incentive stock options are forfeited. Non-qualified stock options shall be subject to such termination or cancellation provisions as the Compensation Committee may specify.

     If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), an optionee's rights with respect to options granted under the 1987 Plan will be appropriately adjusted. The Committee of the Company or the Board of Directors of any entity assuming the obligations of the Company (the "Successor Board") shall, as to the outstanding options, either (i) make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition; or (ii) upon written notice to the optionees, provide that all options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such options (to the extent then exercisable) over the exercise price thereof. In the event of a proposed dissolution or liquidation of the Company, each option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

     As of December 31, 1996, an aggregate of 5,064,976 shares have been issued upon the exercise of options and pursuant to stock awards or are issuable upon the exercise of options outstanding under the 1987 Plan including outstanding options to purchase 10,000 shares granted to Dr. Rosenblatt, a director of the Company, and outstanding options to purchase 2,683,757 shares granted to all executive officers as a group. On February 28, 1997, the closing market price per share of the Company's Common Stock was $10.375 as reported in the Wall Street Journal.

FEDERAL INCOME TAX CONSIDERATIONS

     The following is a description of certain U.S. federal income tax consequences of the issuance and exercise of options under the 1987 Plan:

     Incentive Stock Options. An incentive stock option does not result in taxable income to the option holder or deduction to the Company at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of granting of the option nor within one year after the date of issuance of shares to him (the "ISO holding period"). However, the difference between the fair market value of the stock on the date of exercise and the option price therefor will be an item of tax preference included in "alternative minimum taxable income". Upon disposition of the stock after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the stock. If the stock is disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and the Company will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the stock on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the stock on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee's adjusted basis in the stock.

     Non-Qualified Stock Options. The grant of a non-qualified option will not result in taxable income to the optionee or deduction to the Company at the time of grant. The optionee will recognize taxable compensation, and the Company will have a corresponding deduction, at the time of exercise in the amount of the excess of the then fair market value of the shares acquired over the option price. Upon disposition of the shares, the optionee will generally realize capital gain or loss, and his basis for determining gain or loss will be the sum of the option price paid for the stock plus the amount of compensation income recognized on exercise of the option.

     The affirmative vote of a majority of the votes present or represented and entitled to vote at the Annual Meeting is required to approve the amendments to the 1987 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ADOPTION OF THE AMENDMENTS TO THE 1987 PLAN TO INCREASE BY 1,650,000 SHARES THE AGGREGATE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE 1987 PLAN AND TO EXTEND THE TERM OF THE 1987 PLAN THROUGH JUNE 30, 1999, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH AMENDMENTS UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                    STOCKHOLDER PROPOSALS AND OTHER MATTERS

     In order to be considered for inclusion in the Proxy Statement and Form of Proxy distributed to Stockholders prior to the Annual Meeting of Stockholders in 1998, a stockholder proposal must be received by the Company no later than December 12, 1997. Requests should be delivered in writing to Wayne E. Mayhew III, Vice President and Chief Financial Officer, Treasurer and Secretary, Creative BioMolecules, Inc., 45 South Street, Hopkinton, Massachusetts 01748.

     The Board of Directors does not know of any other business to be acted upon at the Annual Meeting other than that which is explained in this Proxy Statement. If any other business calling for a vote of the Stockholders is properly presented at the Annual Meeting, the persons holding the proxies will vote your shares in accordance with their best judgment on such matters.

     In order that your shares may be represented if you do not plan to attend the Annual Meeting, and in order to assure the required quorum, please fill out, sign, date and return your Proxy promptly.

                                          By Order of the Board of Directors

                                       /s/ Wayne E. Mayhew III
                                          Wayne E. Mayhew III
                                          Secretary
Date: April 11, 1997

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 (OTHER THAN THE EXHIBITS THERETO) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT THE COMPANY, IS AVAILABLE TO BENEFICIAL HOLDERS OF THE COMPANY'S COMMON STOCK WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO WAYNE E. MAYHEW III, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, TREASURER AND SECRETARY, CREATIVE BIOMOLECULES, INC., 45 SOUTH STREET, HOPKINTON, MASSACHUSETTS 01748, PHONE (508) 435-9001.

PROXY                   CREATIVE BIOMOLECULES, INC.                  PROXY

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     OF CREATIVE BIOMOLECULES, INC. FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1997

The undersigned hereby acknowledges the receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 11, 1997, and does hereby appoint Michael M. Tarnow and Wayne E. Mayhew III, or either of them, the undersigned's attorney-in-fact and proxies, with full power of substitution in each, for and in the name of the undersigned, with all the powers the undersigned would possess if personally present, hereby revoking any Proxy heretofore given, to appear and represent and vote all shares of Common Stock of Creative BioMolecules, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Harvard Club of Boston, Main Clubhouse, 374 Commonwealth Avenue, Boston, Massachusetts on Wednesday, May 20, 1997, at 10:00 a.m. and at any adjournments thereof.

         PLEASE FILL IN REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE

                                      Please mark votes as in this example  [X]

                              FOLD AND DETACH HERE

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSAL LISTED BELOW. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTIONS AND FOR THE PROPOSAL.

1. Election of Charles Cohen, Ph.D., Jeremy Curnock Cook and Suzanne Denbo Jaffe to the Board of Directors (or if any nominee is not available for election, FOR such substitute as the Board of Directors may designate).

[] FOR ALL         [] WITHHOLD       (INSTRUCTION: To withhold authority to vote
NOMINEES EXCEPT      AUTHORITY       for any individual nominee, write that
AS NOTED TO THE       FOR ALL        nominee's name on the space provided
    RIGHT.            NOMINEES       below.)

                                     -------------------------------------------

2. Proposal to amend the 1987 Stock Plan to increase by 1,650,000 shares the aggregate number of shares of Common Stock for which stock options may be granted and to extend the term of the 1987 Stock Plan through June 30, 1999.

[] FOR   [] AGAINST   [] ABSTAIN

                                       PLEASE MARK HERE IF YOU PLAN TO
                                             ATTEND THE MEETING          []

                                IN THEIR DISCRETION, THE PROXIES ARE ALSO
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                                Signature______________________Date___________

                                Signature______________________Date___________

                                THIS PROXY MAY BE REVOKED IN WRITING AT ANY TIME
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                              FOLD AND DETACH HERE